Exhibit 10.63

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made, effective as of [_____] [_], [____] (the “Effective Date”), by and between [________], a [Delaware limited liability company] whose principal place of business is 405 Park Avenue, New York, NY 10022 and ARC HOSPITALITY PORTFOLIO I NTC HIL TRS, LP, a Delaware limited partnership whose principal place of business is 405 Park Avenue, New York, NY 10022 (collectively hereinafter referred to as “Owner”); and AMERICAN REALTY CAPITAL HOSPITALITY GRACE PORTFOLIO, LLC, a Delaware limited liability company, whose principal place of business is 405 Park Avenue, New York, NY 10022 (hereinafter referred to as “Manager”).

RECITATIONS

WHEREAS, Owner is the operating lessee of those certain hotels more fully described on Exhibit A attached hereto (collectively, the “Hotel”), pursuant to a lease (the “Lease”) between Owner and [___________], or [__________] , as set forth on Exhibit A (collectively, “Property Owner”), which is the owner of the Hotel.

WHEREAS, Owner, Property Owner, Manager and Sub-Manager (defined below) have entered into that certain Owner Agreement dated as of the date hereof (the “Owner Agreement”) governing certain rights and obligations as between the aforementioned parties in connection with the Lease, this Agreement and any Sub-Management Agreement (defined below).

WHEREAS, subject to the terms and provisions of this Agreement, Owner desires to have Manager manage and operate the Hotel; and

WHEREAS, Manager is willing to perform such services as agent of and for the account of the Owner in accordance with the terms hereof.

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1    Accounting Period. The term Accounting Period as used in this Agreement shall mean each of twelve (12) accounting periods of one (1) calendar month occurring each Fiscal Year.

Section 1.2    Affiliate. The term Affiliate as used in this Agreement shall mean (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, manager, member, or general partner of such Person, or (iii) any Person who is an officer, director, manager, member, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.3    Base Management Fee. The term Base Management Fee as used in this Agreement shall have the meaning set forth in Section 9.1 hereof.

Section 1.4    Brand Name. The term Brand Name as used in this Agreement shall mean the Hilton sub-brand name applicable to an individual Hotel.

Section 1.5     Consumer Price Index. The term Consumer Price Index as used in this Agreement shall mean the “Consumer Price Index” published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Consumers (1982-1984 = 100) (CPI-U).

Section 1.6    Employee Termination Notice Requirements. The term Employee Termination Notice Requirements as used in this Agreement shall mean any obligation under federal, state or local law to give advance notice of employment termination, including obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., as amended, and any similar federal or state statute.

Section 1.7     FF&E.    The term FF&E as used in this Agreement shall mean furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles.

Section 1.8    Fiscal Year. The term Fiscal Year shall mean a Calendar Fiscal Year starting on January 1 and ending on December 31 or portion thereof depending upon the Management Commencement Date (as defined in Section 1.14 hereof) and the applicable termination date (as determined under Section 11.1 hereof).

Section 1.9    Franchise Agreement. The term Franchise Agreement as used in this Agreement shall mean that certain Franchise Agreement between the applicable Hilton franchisor entity with respect to the Hilton sub-brand for each Hotel (“Franchisor”) and Owner relating to the Hotel, dated as of the date hereof, including any amendments, assignments, modification, renewals or replacements thereof.

Section 1.10    Government Official - includes the following: (a) officers and employees of any national, regional, local or other government; (b) officers or employees of companies in which a government owns an interest; (c) any private person acting in an official capacity for or on behalf of any government or governmental entity (such as a consultant retained by a government agency); (d) candidates for political office at any level; (e) political parties and their officials; or (f) officers, employees or official representatives of public (quasi-governmental) international organizations (including the United Nations, World Bank or International Monetary Fund)

Section 1.11    Gross Operating Revenues. The term Gross Operating Revenues as used in this Agreement shall mean Total Revenues as defined in the Uniform System.

Section 1.12    Gross Operating Profit. The term Gross Operating Profit as used in this Agreement shall mean Gross Operating Profit as defined in the Uniform System.

Section 1.13    Managed Hotels.    The term Managed Hotels as used in this Agreement shall mean all hotels and inns within the United States operating under the Brand Name owned, leased and/or operated by Manager or any of its Affiliates, including the Hotel.

Section 1.14    Management Commencement Date.     The term Management Commencement Date as used in this Agreement shall have the meaning set forth in Section 2.2 hereof.

Section 1.15    Net Operating Income. The term Net Operating Income as used in this Agreement shall mean Net Operating Income as defined in the Uniform System.

Section 1.16    Operating Funds. The term Operating Funds as used in this Agreement shall have the meaning set forth in Section 6.2 hereof.

Section 1.17    Person.        The term Person as used in this Agreement shall mean any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee, or other entity.

Section 1.18    RevPAR. The term RevPAR as used in this Agreement shall mean revenue per available room.

Section 1.19    Services. The term Services as used in this Agreement shall mean collectively: (a) all mandatory programs and services provided to all or substantially all hotels managed by Manager under the Brand Name; and (b) all optional programs and services offered to all or substantially all hotels managed by Manager under the Brand Name, which the general manager of the Hotel determines are beneficial for the Hotel’s operations.

Section 1.20    STR Report.    The term STR Report as used in this Agreement shall mean the RevPAR Index included in the STR Report produced by Smith Travel Research or, if Smith Travel Research no longer is in existence at any time during the Term, the substantially similar report of the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.

Section 1.21    Uniform System. The term Uniform System as used in this Agreement shall mean the Uniform System of Accounts for Hotels, “Tenth Revised Edition”, 2006, as revised and adopted by the Hotel Association of New York City, Inc., from time to time, and as modified by applicable provisions of this Agreement.

Section 1.22    Union Agreement. Any neutrality, card-check, accretion, collective bargaining or other similar agreement.

Other terms are defined in the Recitations and the further provisions of this Agreement, and shall have the respective meanings there ascribed to them.

ARTICLE II
ENGAGEMENT OF MANAGER AND
COMMENCEMENT OF MANAGEMENT OF THE HOTEL

Section 2.1    Engagement of Manager to Manage Hotel. Owner hereby appoints Manager as Owner’s exclusive agent and as a fiduciary, subject to the terms of this Agreement, to supervise, direct and control the management and operation of the Hotel, and Manager hereby undertakes and agrees to perform, as the agent of and for the account of Owner, all of the services and to comply with all of the provisions of this Agreement, upon all of the terms and conditions hereinafter set forth and agrees to devote the necessary amount of attention and energies to ensure the diligent performance of its responsibilities hereunder. In performing the services and duties set forth in this Agreement, Manager shall provide services of at least the same quality and standards provided by Manager or any of its Affiliates for any other Managed Hotels (“Standard Practices”). Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner or Property Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.

Section 2.2    Management Commencement Date. Manager shall assume management and operation of the Hotel pursuant to the terms of this Agreement at 12:01 A.M. EST on the Effective Date (the “Management Commencement Date”).

Section 2.3    Owner’s Properties. (a) Owner and Manager acknowledge that Property Owner retains title and ownership of the Hotel and Owner retains a leasehold interest in the Hotel pursuant to the Lease, and (subject to the provisions of this Agreement) Owner has the right to use of the Hotel (and any other related assets that may be held from time to time by Property Owner or Owner, respectively) and that Manager will not acquire title to, ownership or control of, any interest in or any rights whatsoever in or with respect to the Hotel (or such other assets), or any income, receipts, proceeds or revenues deriving from any of the foregoing except as expressly authorized herein. If for any reason Manager acquires title or ownership to any interest in the Hotel (or to the income, receipts, proceeds or revenues deriving therefrom), all such items shall be held in trust by Manager for the benefit of Owner and promptly turned over to Owner.

(b)    Except as otherwise expressly set forth in the Franchise Agreement and subject to Article XV herein, during the Term, and at all times thereafter, subject to applicable law which expressly includes any laws relating to or protecting guest privacy, all customer files and guest lists attributable to the Hotel (including, without limitation, the booking history, company names, and contact information (but excluding, for the avoidance of doubt, any individual guest information or un-booked leads generated by Manager and its Affiliates’ centralized or regional sales teams) with respect to group and catering business booked at the Hotel), collectively, “Owner’s Materials”) shall, as between Manager and Owner, be and remain the property of Owner; provided, however, Owner agrees to fully indemnify, defend, and hold harmless Manager from and against any and all claims, damages, liabilities or expenses arising out of any actual or alleged violations of any such applicable laws by Owner or its Affiliates with respect to such Owner’s Materials, except to the extent arising out of the Grossly Negligent or Willful Acts of Manager. Except as otherwise expressly set forth in the Franchise Agreement and subject to Article XV herein, Manager hereby acknowledges that it has no right, title or interest in or to Owner’s Materials, other than in performing its obligations hereunder, and agrees, in each instance subject to applicable law (i) not to claim any such interest, (ii) other than disclosure to the officers and directors of Manager, and the employees of the Hotel, as necessary for fulfillment of such employees’ employment obligations, not to disclose or distribute Owner’s Materials to any third person except as required by applicable law, (iii) not to use Owner’s Materials for any purpose other than in connection with operation of the Hotel, and (iv) upon the expiration or earlier termination of this Agreement, to cease all use of Owner’s Materials and to return to Owner all copies of Owner’s Materials in its possession, and to otherwise comply with the terms and conditions of this Agreement, including, without limitation, Section 11.4 hereof. The books and records of the Hotel (including books of account, front office records and guest information) shall be kept at the Hotel or, if Manager maintains a centralized computer system serving the Hotel, at the location of such centralized computer system with copies maintained at the Hotel. Except as otherwise expressly set forth in the Franchise Agreement and subject to Article XV herein, Manager acknowledges that the books and records of the hotel are the property Owner. Upon the termination of this Agreement, Manager shall provide Owner with all such books and records of the Hotel to the extent required in order to ensure the orderly continuation of the operation of the Hotel subject to any legal requirements. In addition to the Hotel's books and records, Manager shall maintain any guest profiles, contact information, histories and other information obtained or collected by Manager at the Hotel in the ordinary course of business from guests of the Hotel relating specifically to such guests' stay at the Hotel (the "Hotel Guest Data"). During and after the Term, Manager shall retain, use and otherwise process the Hotel Guest Data in accordance with its publicly posted privacy policy, as amended from time to time. Owner shall not be permitted to use the Hotel Guest Data for any purpose during the Term. During the Term, subject to applicable law, Owner’s Materials (but not Hotel Guest Data) shall be immediately available for inspection by Owner upon notice to Manager at Manager’s principal business office.

ARTICLE III
OPERATION OF THE HOTEL
AFTER THE MANAGEMENT COMMENCEMENT DATE

Section 3.1    Authority of Manager. On and after the Management Commencement Date, the Manager shall have the exclusive authority and duty to direct, supervise, manage and operate the Hotel in an efficient and economical manner and to determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement, the Franchise Agreement and the approved Annual Business Plan (or the Annual Business Plan being used pursuant to Article VIII hereof) subject to any permitted variances from such Annual Business Plan contemplated in Section 8.4 below. Subject to the provisions of this Agreement, Manager shall have the authority and duty to:

A.    Subject to Section 3.3 hereof, recruit, employ, relocate, pay, supervise, and discharge all employees and personnel necessary for the operation of the Hotel. Included in the foregoing shall be the determination of all personnel policies.

B.    Establish all prices, price schedules, rates and rate schedules, rents, lease charges, concession charges, all within the parameters of the approved Annual Business Plan (or the Annual Business Plan being used pursuant to Article VIII hereof); provided, “trade-outs” in excess of one thousand dollars ($1,000) per Accounting Period shall require the prior written approval of Owner.

C.    Administer leases, license and concession agreements for all public space at the Hotel, including rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements, stores, office space and lobby space. Manager shall also negotiate and enter into, in the name of Owner, and executed by Manager on behalf of Owner, any such lease, license or concession (excluding rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements) subject to the prior written approval of Owner. Manager acknowledges that Owner shall be responsible for negotiation and execution of all rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements; provided, however, that all such leases shall be in the name of Owner.

D.    Negotiate and enter into, on behalf of and in the name of Owner, service contracts and licenses required in the ordinary course of business in operating the Hotel; provided, however, any contract shall require the prior written approval of Owner if such contract (i) cannot be terminated, without cause and without the payment of any termination fee or similar payment, upon thirty (30) days prior written notice or (ii) requires payments to, or from, the Hotel in excess of $25,000 per year.

E.
Notify Owner promptly of (i) any lawsuits, arbitration proceedings, condemnation proceedings or other governmental orders or actions, or any threat thereof, (ii) any non-compliance with or violation of applicable law, (iii) any material physical damage to the Hotel or FF&E or (iv) any other events or material information becoming known to Manager which might adversely affect the Hotel or Owner. Manager shall have the right to retain and direct legal counsel for the Hotel in the name of and as agent for Owner with respect to any matter regarding the operation of the Hotel with respect to (i) uninsured claims, (ii) insured claims which are covered by Manager-purchased insurance programs and (iii) at Manager’s option (but without cost to Owner or the Hotel), insured claims which are not covered by Manager-purchased insurance programs; with respect to uninsured claims, Manager shall obtain Owner’s prior written approval for any matter for which aggregate legal fees are anticipated to exceed US$25,000. Manager shall be permitted to control the defense, including settlement, of any legal action involving multiple hotels managed by Manager or its Affiliates or business practices of Manager or its Affiliates applicable to multiple hotels, and allocate the costs of defense, settlement, and liability to the Hotel in its reasonable and equitable discretion according to the relative legal risk faced by the Hotel; provided, however, that Manager consults with Owner on any such legal action and will listen, in good faith, to any concerns raised by Owner in connection with such legal action.

F.
At Owner’s cost, keep the Hotel, including, without limitation, sidewalks, signs, parking lots and landscaping, in a safe, clean, and sightly condition and institute and effectuate a preventative maintenance program.

G.
Use commercially reasonable efforts to comply with (and monitor Owner’s and Property Owner’s compliance with) all applicable laws, all terms, conditions and obligations of Owner and/or Property Owner under all mortgages, loan agreements (including any cash management provisions contained therein), other contracts and restrictive covenants and reciprocal easement agreements (or similar instruments encumbering the Hotel), including, without limitation, the Franchise Agreement and promptly advise Owner of any violations thereof or defaults thereunder.

H.
Notify Owner and applicable insurance carriers in the manner required by the applicable policy of any fire or other casualties occurring in, on or about the Hotel and any damage to the Hotel and file customary loss and other reports in connection therewith. Notify applicable general liability insurance carriers and Owner promptly of any personal injury or property damage occurring to or claimed by any guest of the Hotel or third party on or with respect to the Hotel of which Manager has knowledge and promptly forward to the carrier any legal documents served upon Manager relating to potential liability, with copies to Owner of all such documents.

I.
To the extent within Manager’s control, comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and local jurisdictions and of the local board of fire underwriters having jurisdiction in the county in which the Hotel is located or any other body exercising functions similar to the foregoing or any appropriate insurance carriers providing any insurance coverage relating to the Hotel; provided that (i) Owner has approved any action necessary for such compliance, if Owner’s approval is required hereunder and Owner has approved the expenditure of any funds necessary for such compliance and (ii) if such compliance requires the actions or approval of third parties, Manager shall be obligated to use commercially reasonable efforts to cause such third parties to so comply or approve.

J.
Provide recommendations to Owner (on no less than an annual basis and more frequently, if and to the extent reasonably required by Owner) regarding (and when approved by Owner, institute and implement), appropriate sales, marketing and promotional services, including definition of policies, determination of annual and long-term objectives for advertising, occupancy levels, room rates, hotel revenues, clientele structure, sales terms and other marketing services.

K.
Comply in all material respects with all applicable laws with respect to collecting, accounting for and paying to the appropriate governmental authorities all applicable excise, sales and use taxes and other similar governmental charges resulting from the operation of the Hotel.

L.	Establish accounting systems and internal controls as may be required by applicable law.
Notwithstanding anything to the contrary herein, Manager shall have no authority, without the prior written consent of Owner, to (i) sell or in any way hypothecate the Hotel or any of Owner’s Materials, (ii) sign any document in the name or on behalf of Owner or Property Owner, except pursuant to a duly authorized and executed power of attorney or as expressly authorized herein or (iii) act on behalf of, or hold itself out as having authority to act on behalf of, Owner or Property Owner in any manner which is beyond the scope of the terms of this Agreement.
Section 3.2    Employees. Manager or an Affiliate of Manager shall be the employer of all employees in the Hotel. Owner’s and Manager’s agents and employees, shall be acting as the agent of the Owner. Manager shall have complete authority over pay scales and all benefit plans so long as they are consistent with the Standard Practices.
Section 3.3    Key Hotel Management Personnel. With respect to the General Manager and the Director of Sales (or the Sales Manager, if there is not a Director of Sales position at the Hotel) of the Hotel (the “Key Hotel Management Personnel”), Owner shall have the following rights:

A.
Owner shall have the right to approve the appointment of any Key Hotel Management Personnel at the Hotel. Prior to appointing a general manager, director of finance, human resources director or director of sales and marketing, Manager shall provide Owner with a written summary of such individual's professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Hotel or another mutually acceptable location. Owner shall forego its right to interview any such individual if Owner or its authorized representative is unwilling or unable to participate in the interview within five business days following Manager's offer. Owner shall be deemed to have approved the appointment of any such individual unless Owner delivers notice of its disapproval of such appointment within ten business days after Manager's offer to Owner to interview the candidate. Owner acknowledges that it may not reject more than three candidates proposed by Manager for the position of general manager, director of finance, human resources director or director of sales and marketing, each time the applicable position is being filled and if Owner disapproves three proposed candidates, Manager may hire any of the three candidates in its sole discretion.

B.	Manager shall provide to Owner at least thirty (30) days prior notice of any transfers of Key Hotel Management Personnel from the Hotel and Manager shall permit Owner to speak with any such Key Hotel Management Personnel regarding possible continued employment at the Hotel.

C.	Without the prior written consent of Owner, no Key Hotel Management Personnel shall perform services for any other hotel or serve in any regional or supervisory capacity for Manager.

D.
Manager shall provide to Owner prior notice of any transfer of the General Manager from the Hotel. Manager shall not temporarily assign or permanently transfer the General Manager of the Hotel without Owner’s prior written approval for the first Fiscal Year of the Term. Notwithstanding the foregoing sentence, a transfer initiated by the Hotel’s General Manager shall not require the prior written approval of Owner.

E.
Manager may temporarily assign its (or its Affiliates’) employees from other hotels or from its corporate offices to act as general manager, or other managerial positions of the Hotel. Manager shall allocate the employment costs of such personnel to the Hotel in proportion to the time and services rendered to the Hotel by the personnel.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit Manager from terminating or disciplining any Key Hotel Management Personnel in accordance with Manager’s employment practices, policies and procedures consistently applied.

Manager shall as soon as practicable and subject to applicable laws provide written notice to Owner if any union organizational or similar activities occur at the Hotel or with respect to any employees of the Hotel about which Manager becomes aware and in any event shall provide Owner with at least ten (10) business days’ advance written notice of entering into any negotiations relating to multi-employer bargaining arrangements or Union Agreements applicable to the Hotel and other hotels hotel properties not owned or operated by Manager. Manager shall negotiate for the best interest of Owner with any labor unions representing hotel employees, and prior to entering into any such negotiations, Manager shall give written notice to Owner. Any collective bargaining agreement or labor contract resulting therefrom will be executed by Manager or its Affiliate as the employer.  Except with respect to any multi-employer bargaining arrangements or Union Agreement applicable to the Hotel and other hotel properties not owned or operated by Manager, Manager shall not enter into any Union Agreement without the prior written approval of Owner.  Owner’s prior written consent shall not be required with respect to labor negotiations involving multi-employer bargaining arrangements or Union Agreements applicable to the Hotel and other hotel properties not owned or operated by Manager (nor shall Owner’s prior consent be required prior to entering into any such multi-employer agreements); provided, however, that Manager shall consult with Owner in advance of, and to the extent practicable, during the course of negotiations with any labor union in connection with any such multi-employer bargaining arrangements or Union Agreements applicable to the Hotel and other hotel properties not owned or operated by Manager.  Notwithstanding the foregoing sentence, in the event Owner has validly exercised a right to terminate this Agreement (but such termination has not yet taken effect), Manager shall seek Owner’s prior written approval prior to entering into any multi-employer bargaining arrangements or Union Agreements applicable to the Hotel and other hotel properties not owned or operated by Manager.

Nothing in this Section shall be construed to prevent Manager from bargaining in good faith and as required by law with any certified or recognized labor organization. Manager represents and warrants to Owner that neither Manager nor any of its Affiliates are bound to any neutrality, card check, accretion, collectively bargaining or other similar agreement which would bind the Hotel or any employer of employees of the Hotel.

Section 3.4    Purchases from Manager’s Affiliates and National Account Vendors. Manager shall be permitted to utilize both Manager’s Affiliates and the national account vendors of Manager or Manager’s Affiliates in contracting for goods or services for the Hotel; provided, however, subject to the last sentence of this Section 3.4, if Owner demonstrates to Manager that another vendor will provide the same goods or services at a cost below the cost of the goods or services obtained through Manager’s Affiliate or the national account vendor and on equal terms and quality, Owner may require Manager to purchase such goods or services from such other vendor following the expiration or termination of the then existing contract for such goods and services. And any and all rebates, commissions or similar payments received by Manager in connection with purchasing pursuant to this Section 3.4 shall be allocated and paid, on a ratable basis, to the hotels (including the Hotel) that participate in such purchasing programs. If Manager is authorized by Owner to furnish centralized purchasing programs for goods, supplies, equipment and services for the Hotel, including operating supplies, operating equipment, insurance and long distance telephone services, to the same extent furnished to Managed Hotels, Owner authorizes Manager to mark up its costs, and receive and retain remuneration and other benefits from vendors and service providers based on such purchases, provided that: (a) the total cost of goods and services (including any mark‑up, fees and other remuneration) is generally on terms no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction; and (b) Manager shall, on an annual basis, (i) remit to the Operating Account the proportionate share of the pre‑tax profits earned by Manager and its Affiliates through such purchases by hotels participating in the purchasing programs, after deducting all operating expenses and capital costs attributable to providing such services and (ii) provide to Owner a summary describing the manner by which Manager calculated such amounts. For purposes of calculating Owner's proportionate share of such pre‑tax profits, Manager shall use the number of available rooms at the Hotel divided by the total number of available rooms in all hotels participating in such services, or any other manner that reasonably approximates the proportionate share of purchases made by the Hotel in relation to the total purchases made by all hotels participating in Manager's purchasing services. Notwithstanding the foregoing, Owner shall have the right to opt-out of all (but not some) of Manager’s centralized purchasing programs in its sole and absolute discretion by giving Manager at least thirty (30) days, but not more than sixty (60) days, prior written notice; provided, however, if Owner opts out of Manager’s centralized purchasing programs it shall have no right to reinstate such centralized purchasing programs prior to the date that is one hundred eighty (180) days after the effective date on which such services were previously terminated and if such centralized purchasing programs are reinstated pursuant to the foregoing conditions, Owner shall not be permitted to opt-out again prior to the date that is one hundred eighty (180) days after the effective date on which such services were reinstated. Notwithstanding anything to the contrary in this Section 3.4, In the event Owner utilizes Manager’s centralized purchasing programs it shall be required to utilize all of Manger’s centralized purchasing programs and shall not be permitted to select or choose only portions of the centralized purchasing programs, or select or choose those contracts procured through the centralized purchasing program.

Section 3.5    Services. Subject to the Annual Business Plan, Manager shall furnish the Services to the Hotel. Owner acknowledges that the Services are an integral part of Manager’s marketing and operation of hotels and resorts under the Brand Name, and Manager requires the flexibility to modify the Services to respond to market trends, competitive conditions, customer demands, economic conditions, technological advances and other factors affecting the marketing and operation of hotels under the Brand Name (including the costs associated with maintaining and upgrading such Services), as they may change from time to time. Accordingly, subject to the Annual Business Plan, Owner agrees that Manager shall have the right to: (a) modify the structure, scope, delivery, fees, costs and terms of any Services; (b) add new, or discontinue existing Services; or (c) make mandatory Services optional, or make optional Services mandatory, as Manager deems advisable from time to time, each such change to be implemented upon no less than sixty (60) days’ notice to Owner.

ARTICLE IV
OPERATING EXPENSES PAID BY OWNER

Section 4.1    Expenses Incurred by Manager on Behalf of Owner. Everything done by Manager in the performance of its obligations and all expenses incurred under this Agreement shall, except as otherwise expressly set forth herein, be for and on behalf of Owner and for its account. All debts and liabilities arising in the course of business of the Hotel are and shall be the obligations of Owner, and Manager shall not be liable for any of such obligations by reason of its management, supervision and operation of the Hotel for Owner. Unless expressly stated herein, neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Owner, nor to incur any liability unless Owner shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability.

ARTICLE V
COMPLIANCE WITH LAWS

Section 5.1    Compliance by Manager and Owner After Management Commencement Date. Manager shall make all reasonable efforts, at expense of Owner, to comply with all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any governing authority, including, without limitation, the state and local liquor authorities, the Board of Fire Underwriters and the requirements of any insurance companies covering any of the risks against which the Hotel is insured. If the cost of compliance exceeds Two Thousand Five Hundred Dollars ($2,500) in any instance, Manager shall promptly notify Owner, and Owner shall promptly provide Manager with funds for the payment of such costs.

Section 5.2    Owner’s Right to Contest or Postpone Compliance. With respect to a violation of any such laws or rules as described in Section 5.1 hereof, Owner shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotel but in such event, Owner shall indemnify and hold harmless Manager from any loss, cost, damage or expense, as a result thereof (but excluding any loss, cost, damage or expense resulting from Manager’s failure to notify Owner of the need to comply with a law or rule, of which Owner would not otherwise have notice).

ARTICLE VI
BANK ACCOUNTS AND OPERATING FUNDS

Section 6.1    Bank Accounts. (a) All monies including credit card receipts received by Manager in the operation of the Hotel shall be deposited on a daily basis in accounts, in Manager’s name, as agent of Owner, in the bank or trust company that is convenient to the physical location of the Hotel, as recommended by Manager and approved by Owner (the “Operating Account”). Manager shall cause the Operating Account to be protected by “positive pay” or similar fraud control protections. Whenever possible, the choice of bank will be affiliated with Bank of America or other bank recommended by Manager and approved by Owner (the “Master Bank”).

(b)    The Manager shall pay all operating expenses of the Hotel and any fees or compensation of any kind due it pursuant to this Agreement from the Operating Account.

(c)    All accounts established pursuant to this Article VI shall be in Manager’s name, as agent of the Owner, and the monies therein shall not be mingled with Manager’s other funds. Withdrawals from all accounts established pursuant to this Article VI shall be signed or initiated by representatives of the Manager only, provided such representatives are bonded or otherwise insured.

(d)    Manager agrees to comply with the reasonable requirements of Property Owner’s and/or Owner’s lenders with respect to payments to lockbox accounts.

(e)    Manager shall submit to Owner within ten (10) calendar days after the end of each Accounting Period a consolidated report detailing the flow of cash into and out of the Operating Account, including investment income, cash deposits, credit card deposits, payroll checks paid, operating expense checks paid, ACH drafts paid, wires transmitted to Owner and any other use of cash. This report must also reconcile to the sum of the individual general ledger cash balance of the Hotel.

(f)    The cash management and account deposit procedures may be changed from time to time by Owner in connection with any financing requirements and Manager agrees to reasonably cooperate with Owner and with Property Owner’s and/or Owner’s lenders.

Section 6.2    Minimum Balance. During the Term of this Agreement, Owner shall maintain cash in the Operating Account (“Operating Funds”) in a sufficient amount to properly operate the Hotel. If at any time during the Term, the funds in the Operating Account fall below the Minimum Balance (as defined below), Owner shall deposit in the Operating Account additional funds in an amount equal to the difference between the funds therein and the Minimum Balance. The minimum balance (the “Minimum Balance”) required in the Operating Account shall be Fifty

Thousand and 00/100 Dollars ($50,000). On a weekly basis, any funds in the Operating Account in excess of the Minimum Balance will be transferred to the Owner, by electronic wire, to arrive at the bank designated by Owner before 12 Noon prevailing time in the time zone where the Hotel is located, each Friday. Owner acknowledges and agrees that such funds are being received on behalf of, and will be payable to, the Owner pursuant to the terms of the Owner Management Agreement.

ARTICLE VII
BOOKS, RECORDS AND FINANCIAL STATEMENTS

Section 7.1    Accounting System. Manager shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with the Uniform System and consistent with Generally Accepted Accounting Principles. Manager may perform accounting services at Manager’s Affiliate’s corporate office or at the Hotel. Subject to Section 3.1(D), Manager reserves the right to contract, at Owner’s expense, with a qualified independent third party for payroll and other services to the extent that such a contract would be cost justified. Except for such books and records as Manager may elect to keep in its Affiliate’s corporate office or other suitable location pursuant to the operation of centralized accounting services, the books of account and all other records relating to, or reflecting the operation of, the Hotel shall be kept at the Hotel and, in any event, all such books and records (including payroll records) shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription subject to any legal requirement. Subject to Section 2.3(b), all of such books and records (other than payroll records), including, without limitation, books of accounts, Hotel Guest Data, Owner’s Materials, and front office records, at all times shall be the property of Owner.

Section 7.2    Financial Statements with respect to the Hotel. Manager shall deliver to Owner within fifteen (15) calendar days after the end of each Accounting Period and within twenty (20) calendar days after the end of each Fiscal Year the following:

A.
Profit & Loss Statement by Department with month-end and year-to-date amounts for the current and prior year periods and the current budget, together with a comparison of actual results for such periods versus the amounts set forth in the Annual Business Plan for such periods.

B.	Balance Sheet for the current year and prior year periods.

C.
A budget versus actual variance report for the Hotel for the month and cumulatively year-to-date, showing variances from the approved Annual Business Plan (any income statement or cash flow statement line item which indicates a variance of 10% or more for the then current month or the cumulative year-to-date total shall be explained in reasonable detail).

D.	All bank statements and reconciliations.

E.
An aged accounts receivable listing and allowance for doubtful accounts, with a written narrative discussion regarding significant delinquencies and recommendations regarding accounts that should be written off. Manager shall provide an allowance for doubtful accounts for all receivables ninety (90) days or older; provided, however, Manager must obtain Owner’s written approval prior to writing off as uncollectible any doubtful accounts.

F.	An accounts payable listing.

G.	A statement of the amount of compensation and reimbursements payable to Manager or any Affiliate of Manager for such calendar month.

H.
A statement showing the transfers from the Hotel bank accounts to accounts designated for the holding of reserves for future FF&E spending in accordance with the Franchise Agreement and/or any requirements of Lessee’s and/or Property Owner’s lenders (such accounts, the “FF&E Reserve Accounts”), if any, for such calendar month.

I.	Such other schedules as may be reasonably requested by Owner and customarily prepared for businesses similar to that operated at the Hotel.

J.
Manager shall prepare and deliver to Owner in an electronic format all such financial statements and reports using the Manager’s form of chart of accounts as set forth on Exhibit B. Manager shall not amend the form of accounts attached hereto or add additional accounts without the prior written approval by Owner.

Any disputes as to the contents of any such statements or any accounting matter hereunder, shall be determined by Ernst & Young, LLP or such other independent auditor mutually agreed upon by Owner and Manager (the “Independent Auditor”) whose decision shall be final and conclusive on Manager and Owner.

Section 7.3    Other Financial Reports. In addition, Manager shall deliver to Owner the following reports within the time periods set forth below:

A.
Within 25 days after the end of each fiscal quarter, an economic and operational trend analysis for such fiscal quarter. Such economic and operational trend analysis will include, but is not limited to, Hotel actual, budget and prior year’s results for: Gross Operating Revenues, Gross Operating Profit, average daily rate, occupancy levels, RevPAR and measurement of any other metric critical to the financial success of the Hotel. The above referenced data shall be incorporated in a report format satisfactory to Owner (subject to required modifications by Owner from time to time). Significant deviations from the Annual Business Plan shall be accompanied by a written narrative explanation.

B.	Within twenty five (25) days after the end of each fiscal quarter, reports and financials for the Hotel for such quarter and the fiscal period then ended. Such reports and financials shall include (i) the reports set forth in Section 7.2, (ii) supporting schedules for all balance sheet accounts, (iii) a report analyzing and comparing the actual results of operations with (A) the current Annual Business Plan, together with a narrative explanation of any significant variances and (B) the comparable prior year period, (iv) a schedule of all corporate cost allocations and an explanation of the manner in which the costs are allocated and (v) market conditions, legal proceedings, receivables aging reports and such other information as Owner may request.

C.
Within 25 days after the end of the each Fiscal Year, a written report on the current status of the Hotel, including without limitation, written discussion of any material variances from the Annual Business Plan during the past year and any current maintenance and capital repair needs.

D.	On a weekly basis, a calculation of Gross Operating Profit.

E.	On a daily basis, revenue reports.

Manager shall fully cooperate and comply with any reasonable requests of (i) internal or external independent auditors of Owner, and/or Property Owner to enable such auditors to prepare reviewed, verified or audited financial statements in a timely manner, as determined by Owner or (ii) Owner to modify the format and/or content and substance of any of the reports described in this Article VII as well as the delivery method and timing of delivery of such reports.

Section 7.4    Meetings. At Owner’s request, Manager shall attend monthly meetings with Owner at a time and place designated by Owner to discuss and review the financial and operational performance of the Hotel; provided, however, that Manager may cause an authorized representative from the Focused Service division of Manager to attend such monthly meetings so long as the Senior Vice President of Manager’s Focused Service division attends such meetings as required under this Section 7.4 on, at least, a quarterly basis. In addition, at the request of Owner, Manager shall participate in weekly conference calls with Owner to discuss and review the financial and operational performance of the Hotel.

Section 7.5    Owner’s Obligations. Owner shall supply any information not otherwise available to Manager that is necessary for the preparation of the above reports.
ARTICLE VIII
ANNUAL BUSINESS PLAN

Section 8.1    Preparation of Annual Business Plan. At least seventy-five (75) days prior to the end of each Fiscal Year, Manager shall submit a preliminary Annual Business Plan (as defined below) for the Hotel for the succeeding Fiscal Year. The term “Annual Business Plan” shall mean and shall include: an operating budget showing estimated Gross Operating Revenues, department profits, operating expenses, and Gross Operating Profit for the forthcoming Fiscal Year for the Hotel; and a marketing plan; all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth. Owner shall review the Annual Business Plan and either approve or notify Manager of any objections to the Annual Business Plan in writing within thirty (30) days of receipt thereof (the “Approval Period”). Owner shall not be permitted to disapprove expenditures that are (i) necessary to comply with the terms of the Franchise Agreement, (ii) necessary to prevent a threat to life, health or safety of persons at the Hotel, (iii) are employment costs to the extent such employment costs pertain to the compensation and/or benefits of any particular individual, or (iv) as a result of the Standard Practices or increases in costs of the Standard Practices. Manager shall also prepare the annual capital expenditure budget for the Hotel and such budget shall be subject to the prior written approval of Owner in its sole discretion. The Annual Business Plan shall include estimates of the following out-of-pocket and corporate charges, which such items shall be reimbursable to Manager only to the extent approved in the Annual Business Plan: travel costs for corporate staff traveling specifically on behalf of or for the benefit of the Hotel; express mail and regular postage for items sent specifically to or on behalf of the Hotel, which would include accounts payable checks, weekly invoices and accounting information to and from the Hotel, payroll checks and reports from ADP and other documents necessary for the efficient operation of the Hotel; telephone and fax costs specifically for the Hotel, tracked on an individual call basis; costs of photocopying specifically for the Hotel, tracked electronically by copier code; certain corporate charges, which are billed on a consolidated or group basis to all hotels operated by Manager and are allocated to the Hotel, including but not limited to: Smith Travel Research reports; Human Resource forms, including employment applications, pamphlets, newsletters, employee manuals and other employment related forms; costs for envelopes and check stock for accounts payable allocated on an actual check processed basis; ADP payroll processing costs billed on a per active employee contract basis; record storage charges for the Hotel, which is based on mandatory record     retention schedules; and prorated share of the costs for regional and national conferences attended by employee(s) of the Hotel.

Section 8.2    Annual Business Plan Disputes. Owner and Manager shall use commercially reasonable efforts to revise and agree upon any disputed line items expeditiously. If the parties are unable to agree upon any disputed line item within fifteen (15) days following the Approval Period, either party may submit an unresolved dispute over a budget line item to an Expert for determination as set forth in Section 8.3. If Manager and Owner are unable to agree upon an Annual Business Plan or any details thereof for the Hotel, until a new Annual Business Plan is agreed to, Manager shall operate such Hotel in accordance with the prior Fiscal Year’s actual results, with the following adjustments:

A.
The expenses provided therein shall be increased to be equal to the product of (1) the expenses in the prior Fiscal Year’s actual results multiplied by (2) the CPI Quotient. As used herein, “CPI Quotient” shall mean (a) the Average Consumer Price Index for the twelve months ended on September 30 of the most recently completed Fiscal Year divided by (b) the Average Consumer Price Index for the twelve months ended on September 30 of the prior Fiscal Year. As used herein, the “Average Consumer Price Index” for any period shall be the average of the Consumer Price Index for all months during the period.

B.
The RevPAR provided therein shall be increased over the previous twelve (12) months’ RevPAR, based upon the applicable Market Tract RevPAR growth percentage for the previous twelve (12) months, as published by Smith Travel Research, for revenue growth.

Section 8.3    Matters for Expert Determination. All disputes relating to approval or modification of any budget line items shall be resolved as set forth below.

A.
Selection of Expert. The party initiating the arbitration shall give written notice to the other party setting out the items to be arbitrated. Within five business days, the parties shall agree upon a mutually-acceptable Expert. If the parties are unable to agree upon an Expert, the initiating party shall submit the matter to the Chairman of the International Society of Hospitality Consultants ("ISHC"), who shall designate an individual as the Expert.

B.
Procedure. The Expert shall establish in its sole discretion the procedure for resolving the dispute, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following:

(i)	the Expert has the power to demand from either party whatever information in that party's possession that the Expert deems necessary to resolve the dispute;

(ii)
except as specifically requested by the Expert, no party may present any evidence that was not shared with the other party in a good faith attempt to resolve the dispute before the arbitration was initiated;

(iii)     no discovery may be conducted between the parties;

(iv)	no attorneys may appear on behalf of either party (although either party may use attorneys for their own consultation or advice); and

(v)	the Expert shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as reasonably possible.

C.	Decision of Expert. All decisions of the Expert, absent fraud, are final and binding on the party (without appeal or review) and are enforceable in any court of competent jurisdiction.

D.
Fees and Expenses.    During the pendency of the expert resolution proceedings, the parties shall share equally the fees and expenses of the Expert. In rendering its decision, the Expert shall designate the party whose position is substantially upheld, who shall recover from the other party its share of the fees and costs so paid. The Expert may determine that neither party's position was substantially upheld. The parties shall otherwise bear their own costs and expenses of the expert resolution proceeding.

E.
Expert.        For the purposes hereof, “Expert” shall mean a third party individual selected pursuant to this Section 8.3 having not less than ten years' experience in the hospitality industry; (b) in good standing in the ISHC; (c) not having had any direct relationship with either party in the preceding twenty-four month period, except to the extent disclosed and accepted by the other party; (d) having demonstrated knowledge of the hotel market where the Hotel is located; and (e) having demonstrated knowledge of the operation and marketing of hotels in the Hotel's market segment.

Section 8.4    Deviations from Annual Business Plan. Manager agrees to use all commercially reasonable efforts to prevent the actual costs of promoting, operating, repairing and maintaining the Hotel from exceeding the budgeted amounts set forth in the Annual Business Plan. All expenses must be charged to the proper account as delineated in the form of budget requested by Owner from time to time, and no expense may be classified or reclassified by Manager for the purpose of avoiding an excess in the budgeted amount of a category. Notwithstanding anything herein to the contrary, Owner acknowledges that the budgets that constitute the Annual Business Plan are forecasts based upon assumptions made at the time of the preparation and that Manager is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Annual Business Plan will not materially vary from the projections described in the Annual Business Plan. Accordingly, Manager may: (a) incur variable expenses directly attributable to occupancy or revenues above forecasted levels; (b) pay all impositions, utilities, insurance premiums and charges provided for in contracts and leases entered into pursuant to this Agreement that are not within Manager’s ability to control; (c) make any expenditures reasonably required on an emergency basis to avoid or mitigate damage to the Hotel or injury to persons or property, provided that it gives Owner prior written notice in advance or as promptly thereafter as practically possible; and (d) make any expenditures necessary to comply with, or to cure or prevent any violation of, applicable laws and regulations, provided that it gives Owner prior written notice in advance or as promptly thereafter as practically possible. However, the Manager will provide explanations for all significant variances and implement programs to correct or improve situations that result in such deviations.
ARTICLE IX
MANAGER’S FEES AND REIMBURSEMENTS

Section 9.1    Base Management Fee. During each Fiscal Year after the Management Commencement Date (and for a fraction of any partial Fiscal Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee (“Base Management Fee”) at the rate four percent (4.0%) of Gross Operating Revenues of the Hotel per Fiscal Year, provided, however, that twenty-five percent (25%) of the Base Management Fee (i.e., an amount equal to one percent (1%) of Gross Operating Revenues per Fiscal Year (such amount, the “Subordinated Portion of the Base Management Fee”)) shall be payable only to the extent that (1) there is no “Trigger Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such amount (which such amount will then be paid out of such Available Cash and from no other source). For purposes of this Section 9.1, the term “Trigger Period” shall have the meaning set forth in that certain Loan Agreement, dated as of [___] [__], [___], among [_________] as Lender; and [__________] as Borrower (including any assignment thereof, the “Loan Agreement”), and “Available Cash” shall have the meaning set forth in Section 6.11.1(xiii) of the Loan Agreement. To the extent that the Subordinated Portion of the Base Management Fee is not payable with respect to any given Accounting Period or portion thereof, the unpaid amount shall accrue and shall be payable in future Accounting Periods, to the extent, during such future Accounting Period, that (1) there is no “Trigger Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such accrued amount after paying the Subordinated Portion of the Base Management Fee with respect to such future Accounting Period. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to TRS as provided in Section 6.02 A below. Notwithstanding anything to the contrary contained herein, if the Subordinated Portion of the Base Management Fee shall be due to Management Company pursuant to the terms set forth herein, such Subordinated Portion of the Base Management Fee shall accrue but shall not be payable to the Management Company until such time as (x) the Borrowers have reserved in the Future PIP Reserve Account (as defined in the Loan Agreement) a cash deposit in an amount equal to all outstanding Future PIP Reserve Funds (as defined in the Loan Agreement) guaranteed by that certain Payment Guaranty (PIP Reserve Funds), dated on or about [_____][__], [__], by [_______________]., a [Maryland corporation], for the benefit of Lender (the “Guaranteed PIP Funds”), or (y) Borrowers shall have completed all PIP Work and paid all Approved Future PIP Expenses in connection with the Guaranteed PIP Funds with the Future PIP Reserve Funds in accordance with the Loan Documents or as otherwise agreed to by Lender.

The Base Management Fee will be paid in installments by deducting such fee from Gross Operating Revenues of the Hotel immediately following the submission of the financial statements and schedules pursuant to Section 7.2 for each Accounting Period at the rate of the corresponding percentage of Gross Operating Revenues for that Accounting Period. At the end of each Accounting Period, an adjustment will be made on a cumulative year-to-date basis, if necessary, and all sums due either the Manager or Owner shall be paid immediately.

Section 9.2    Incentive Fee. Owner agrees that it shall negotiate with Manager, in good faith, to agree to an incentive management fee to be payable by Owner with such incentive management fee to start accruing as of January 1, 2016. Upon agreement of the incentive management fee Owner and Manager agree to amend the terms and conditions of this Agreement to reflect the agreed to terms and conditions relating thereto. Notwithstanding anything to the contrary contained herein, the Incentive Fee shall not be in excess of market rates for such fees.

Section 9.3    Accounting Fee. In addition to the Base Management Fee, the Manager shall be paid a fee for centralized accounting services (the “Accounting Fee”) equal to the per-Accounting Period fee set forth in the Sub-Management Agreement with respect to each individual Hotel during the Term of this Agreement and for one (1) Accounting Period after the termination of this Agreement. Such centralized accounting services consist of the processing of daily accounting transactions necessary for the preparation of the monthly financial statements, including general ledger, accounts payable, payroll (in conjunction with the payroll processing firm) and banking.

Section 9.4    Services Fee. As consideration for the Services and subject to Section 3.5, Owner shall pay to Manager the Services Fee (as defined below).

Manager shall allocate the costs related to the provision of Services to hotels within each Hilton sub-brand on a fair and equitable basis considering the factors that it deems most relevant, including the nature of the Services provided, the benefit received, and the marginal cost of providing the Services to different classes of hotels (recognizing that one or more of such hotels may have unique characteristics or circumstances justifying a different basis). The Services Fees may include amounts reasonably calculated to cover the overhead and other costs incurred by Manager, including: (i) recovery of development costs and promotion costs for such Services; (ii) costs of equipment employed in providing the Services; (iii) costs of operating, maintaining and upgrading the Services; (iv) the costs for the installation and maintenance of any equipment and technology systems at the Hotel used in connection with the Services; and (v) compensation and employee benefits of corporate personnel directly involved in providing the Services. Manager represents and warrants to Owner that Services Fees do not include a profit component (i.e., a mark-up in addition to the cost of the items provided as part of the Services). Owner acknowledges that, from time to time, there might be a current surplus or current deficit of funds for any one or more Services and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit. For the purposes hereof, “Services Fee” shall mean the fee payable for the Services, as determined by Manager from time to time.

Section 9.5    No Other Fee Payable to Manager. Manager acknowledges and agrees that Owner has no obligation to pay to Manager any fees or similar amounts other than the Base Management Fee, Services Fee and the Accounting Fee unless expressly agreed upon in writing by Owner.

Section 9.6     Sub-Management Fees. Notwithstanding anything to the contrary contained herein and in any sub-management agreement, any management fee or incentive fee due to a Sub-Manager under a sub-management agreement shall be paid by Manager to Sub-Manager from the Base Management Fee or Incentive Fee due to Manager under this agreement.

ARTICLE X
INSURANCE

Section 10.1    Required Insurance Coverage. Owner shall obtain and maintain, or cause Owner to obtain and maintain, insurance (“Brand Insurance Requirements”) in accordance with the terms of the Manual (as defined in the Franchise Agreement). In addition to the Brand Insurance Requirements, Owner shall also be bound by the terms contained in this Article X and shall obtain insurance in accordance with the terms contained in this Article X, which shall supersede anything to the contrary contained in the Brand Insurance Requirements.

Section 10.2    Specific Requirements. Without limiting the generality of the foregoing Owner shall obtain and maintain:
(a)    general liability and auto liability limits shall be no less than US$100,000,000;
(b)    crime insurance limit for employee dishonesty shall be no less than US$2,000,000; and
(c)    employment practices liability insurance shall be no less than US$2,000,000. Such insurance shall include coverage for “mass”/class action multi‑party claims, and shall specifically amend the definition of “Employer” to include Owner and Manager, regardless of who is the statutory employer.
Section 10.3    Responsibility for Maintaining Insurance. Owner is responsible for maintaining insurance meeting the requirements of this Section 10.3 or causing Owner to maintain insurance meeting the requirements of this Section 10.3. However, if Manager is the statutory employer of the hotel personnel, Manager must procure and maintain, at Owner’s expense, workers’ compensation, employment practices liability coverage, crime coverage and employer’s liability coverage. If Owner or another party is the statutory employer of the hotel personnel, then Owner or such other party must obtain workers’ compensation, employment practices liability coverage, crime coverage and employer’s liability coverage in satisfaction of the requirements of this Section 10.3. Owner may request Manager, at the expense of Owner, to procure and maintain the other types of required insurance. If Owner so requests, the following shall apply:
(a)    Unless otherwise required in this Agreement, Manager shall not be obligated to purchase insurance programs on behalf of Owner that meet Owner’s insurance requirements under this Agreement.

(b)    Upon termination or assignment of this Agreement, or material breach by Owner, insurance coverage under any and all Manager-purchased insurance programs shall terminate with respect to Owner, Owner’s property, and Owner’s insurance risks in the same manner as if the insurance had expired on the date of such termination, assignment or breach.

(c)    Participation in a Manager-purchased insurance program shall require a commitment of at least three annual policy periods by Owner, after which Owner shall again have the option to purchase its own insurance or insurance on behalf of Owner or continue in the Manager-purchased insurance program, subject always to the terms of paragraphs (a) and (b) above. However, if Property Owner or Owner obtains financing under the terms of which a lender requires insurance of a type or quality which a Manager-purchased insurance program does not satisfy in whole or part, then Owner shall be relieved from its three year commitment hereunder.

(d)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 10.3 may, at Manager’s option, be effected under policies of blanket insurance which also cover Managed Hotels. Manager shall have the right to charge the

Hotel a share of the total cost paid by Manager, such share to be allocated to the Hotel using the same methodology or formula as used to allocate to other participating Managed Hotels. The “total cost” will include all costs associated with the procurement and maintenance of that insurance program, including premiums, taxes, assessments, agent/broker fees, agent/broker commissions, claims within deductibles, administrative costs of risk management and claims personnel of Manager, actuarial fees, collateral costs, and claims administration fees.

(e)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 10.3 may contain deductible or retention provisions for which Owner shall be entirely responsible. If such a deductible or retention expense is incurred, Manager may either invoice Owner with the payment to be made directly by Owner or Manager may initially pay the expense on behalf of Owner and then charge the cost back to Owner either directly or through the allocation of costs as provided in paragraph (d) above.

(f)    Manager-purchased insurance programs, if any, maintained by Manager under this Section 10.3 may use elements of self-insurance or self-assumption including the use of captives or other forms of alternative risk financing.

(g)    Manager does not warrant that the insurance programs it purchases, if any, will be more advantageous or competitive relative to the alternatives Owner may be able to procure; however, such programs will be provided to the Hotel on the same terms as any Managed Hotels.

Section 10.4    Liability for Claims. The insurance requirements contained herein shall not be construed in any manner to replace, relieve or limit either party's indemnity obligations for any loss or Claims arising out of this Agreement or otherwise.

Section 10.5    Ability of Manager to ‘Force Place’ Insurance. If Owner does not obtain and continuously maintain, or cause Owner to obtain and continuously maintain, in force the insurance and policy limits set forth in Section 10.1, Manager may (but is not obligated to) obtain and maintain such insurance for Owner. Owner shall reimburse Manager for premiums and other costs incurred by Manager in force placing such insurance.

Section 10.6    Changes to Insurance. Manager shall have the right to raise the minimum amount of insurance to be maintained with respect to the Hotel to make such insurance comparable to the amount of insurance carried with respect to other Managed Hotels, taking into account the size and location of the Hotel. In addition, neither party shall unreasonably withhold its consent to a written request by the other party, supported by relevant evidence, that such minimum limits of insurance be lowered on the basis that such insurance cannot be obtained in such amounts, or can be obtained only at a prohibitive cost.

Section 10.7    Named Insureds. Any insurance policies obtained by Manager shall show Manager or Manager’s Affiliate as the principal or first named insured and Owner, and Property Owner as an additional insureds. Any insurance policies obtained by Owner shall show Owner as the principal or first named insured and Manager and Owner as additional insureds, along with other entities as are named in the Brand Insurance Requirements. Any insurance policies Owner causes Owner to obtain shall show Owner as the principal or first named insured and Manager and Owner as additional insureds. If appropriate, property insurance that is obtained by Manager on behalf of Owner shall include a mortgagee endorsement clause in favor of mortgagees, as their interests may appear.

Section 10.8    Schedule of Insurance. Upon request, either party shall make available to the other a schedule of insurance obtained by such party pursuant to this Article X, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the brokers or agents used, the names of the parties insured, the amounts of coverage, the expiration date, and the risks covered, thereby including the policy form, policy declarations, description and list of endorsements. Each party shall also make available upon request certified copies of such policies for review by the other party. The obligations contained in this Section 10.8 are in addition to the evidence of insurance obligations contained in the Brand Insurance Requirements.

Section 10.9    Waiver of Subrogation. Neither Manager nor Owner or their respective Affiliates shall assert against the other or its Affiliates, and both Manager and Owner hereby waive with respect to each other and each other’s Affiliates, or against any related entity or person, and on behalf of their insurers, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this Article X. Each policy of insurance shall contain a waiver of subrogation reflecting the provisions of this Section 10.9.

Section 10.10    Business Interruption Insurance. Business interruption and/or contingent business interruption coverage shall include the fair value of Manager’s expected compensation under this Agreement and other fees ordinarily paid to Manager by Owner. Business interruption proceeds shall be allocated between Owner and Manager in proportion to the net income to Owner and fees to Manager that would have been earned during the period to which the proceeds relate.

ARTICLE XI
TERM OF AGREEMENT AND TERMINATION

Section 11.1    Term. This Agreement shall be for a period commencing at 12:01 a.m. of the prevailing time in the time zone where the Hotel is located on the Management Commencement Date, and unless sooner terminated as hereinafter provided, shall continue until 11:59 p.m. of the prevailing time in the time zone where the Hotel is located on the 31st day of [______], [_____] (“Initial Term”) and shall, until the end of the term of the Franchise Agreement (or earlier termination thereof), automatically renew for additional one (1) year periods (each additional one (1) year period a “Renewal Term”) at the end of the Initial Term or applicable Renewal Term unless either party provides a termination notice to the other party at least one hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term. The Initial Term and each Renewal Term are collectively referred to herein as the “Term”.

Section 11.2    Early Termination. This Agreement can be terminated earlier as described below. Upon termination of this Agreement, the rights and obligations of the parties will cease except as to fees and reimbursements due the Manager and other claims of liabilities of either party which accrued or arose before termination.

A.    Either Party can terminate this Agreement if:

(i)    the Hotel is damaged or destroyed by a casualty and the damaged portion of the Hotel cannot be reasonably repaired or restored within one (1) year of the occurrence of the event;

(ii)    the entire Hotel is taken in a condemnation proceeding or a portion of the Hotel is taken in a condemnation proceeding such that either party determines in its reasonable judgment that the Hotel cannot be operated at levels substantially like those experienced prior to the condemnation;

(iii)    the other party (and/or Property Owner) shall: apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets; file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due; make a general assignment for the benefit of creditors; file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or

(iv)    if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization of it or appointing a receiver, trustee or liquidator of it or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

B.
The Owner can terminate this Agreement without the payment of any termination fee, penalty or similar payment (other than amounts owed to Manager and its Affiliates under this Agreement for the period of time prior to such termination) if:

(i)    Manager fails to keep, observe or perform any material covenant, agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Manager, unless it is impossible for such breach or non-compliance to be remedied or corrected within such time due to no fault of Manager in which event, Manager shall remedy or correct such breach or non-compliance as soon as reasonably possible but in any event no later than ninety (90) days after such written notice;

(ii)    A default or breach occurs under any Franchise Agreement due to Manager’s failure to satisfy its obligations under this Agreement;

(iii)    Intentionally omitted;

(iv)     Manager commits an act of fraud, gross negligence or willful misconduct in connection with the performance by Manager of its duties hereunder;

(v)    Manager violates or breaches any of the representations, warranties or covenants contained in this Agreement including, without limitation, those set forth in Section 12.2 hereof and Manager fails to remedy or correct the same within thirty (30) days thereafter (or such shorter time period as expressly set forth in this Agreement);

(vi)     At any time, Owner provides 90 days’ advance written notice of termination without cause; or
(vii)    If Owner sells, leases or otherwise transfers or conveys 100% of its interest in the Hotel to an unaffiliated third party purchaser in a bona fide arm's length transaction, provided Owner gives prior written notice (the "Sale Termination Notice") to Manager. The Sale Termination Notice shall set forth an estimate of the effective termination date of this Agreement, which date shall not be less than ninety days subsequent to the date of the Sale Termination Notice. The actual termination shall be effective as of the closing of such sale, transfer or conveyance regardless of the estimate provided in the Sale Termination Notice. Accordingly, Owner shall, upon reasonable notice, have the right to extend the effective date of such termination for a reasonable period of time based on delays in such closing, provided that Owner shall pay all actual costs reasonably incurred by Manager in postponing the effectiveness of such termination. As a condition of any termination of this Agreement by Owner under this Section 11.2.B(vii), Owner shall pay to Manager, on or before the effective date of such termination all amounts due Manager and its Affiliates under this Agreement for the period of time prior to the date of termination.
C.    The Manager can terminate this Agreement at any time if:

(i)    Owner fails to pay any amounts earned and due to Manager, followed by written notice from Manager to the Owner and failure of the Owner to remedy or correct the same within thirty (30) days after receipt of such notice;

(ii)    Owner fails to furnish required Operating Funds in accordance with the provisions of Article VI hereof and failure of Owner to remedy or correct the same within fifteen (15) days after receipt of written notice from Manager;

(iii)    Owner fails to make any other payment in accordance with the terms hereof when such payment is due and payable, followed by written notice from Manager to Owner, and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice;

(iv)    there is a default under the terms and conditions of any security instruments executed in connection with the Hotel, which default has not been cured within the applicable cure period for such default, followed by written notice from Manager to Owner, and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice;

(v)    Owner fails to provide the funds necessary to procure and maintain the insurance policies with respect to the Hotel called for in Article X and Owner fails to remedy or correct the same within thirty (30) days after receipt of written notice from Manager;

(vi)    any licenses for the sale of alcoholic beverages in the Hotel, if applicable, or any other license or permit necessary for the operation of the Hotel is not issued on the Management Commencement Date and thereafter maintained throughout the term of this Agreement, followed by written notice from Manager to the Owner, and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice (unless Owner is diligently pursuing such license or permit in good faith);

(vii)    there is a breach of, or non-compliance by the Owner with any other material term, condition or covenant contained in this Agreement with respect to the Hotel followed by written notice from Manager to the Owner, and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice, unless it is impossible for such breach or non-compliance to be remedied or corrected within such time due to no fault of the Owner, in which event, Owner shall remedy or correct such breach or non-compliance as soon as reasonably possible but in any event no later than ninety (90) days after such written notice unless the cure or remedy for such breach or non-compliance requires construction, in which event, Owner shall proceed with such construction as expeditiously as possible and shall have a reasonable period of time to complete such work;

(viii)     any event occurs or state of facts exist with respect to the ownership or management of the Hotel that in Manager's opinion would adversely affect any gaming license or application for gaming license of Manager or its Affiliates anywhere in the world or the current status of Manager or any of its Affiliates with any gaming commission, board or similar governmental or regulatory agency; provided, however, the occurrence of the event described in this subsection shall not constitute a breach of this Agreement by Owner; or
(ix)     the Franchise Agreement has been terminated for any reason other than a default by Franchisor thereunder; provided, however, the occurrence of the event described in this subsection shall not constitute a breach of this Agreement by Owner.
D.    Intentionally omitted.

Section 11.3    Remedies on Default. Notwithstanding the other provisions of this Article XI, the party asserting a default hereunder may, without prejudicing its rights to terminate this Agreement pursuant to this Article XI, seek arbitration in accordance with the provisions of Section 16.6 hereof, or any other legal or equitable remedy.

Section 11.4    Termination Procedure.

A.    If a termination occurs pursuant to Section 11.2(A), the party electing to terminate shall give the other party written notice of such election. On the date which is thirty (30) days after the date of such notice, Manager shall cease all activities at the Hotel and shall have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

B.    If a termination occurs pursuant to Section 11.2(B), Owner shall give Manager written notice of such election to terminate. On the date which is thirty (30) days (or ninety (90) days in the event of termination pursuant to Section 11.2(B)(vi)) after the date of such notice, Manager shall cease all activities at the Hotel and shall have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

C.    If a termination occurs pursuant to Section 11.2(C), Manager shall give to Owner written notice of such election. Any time thereafter, Manager may, on thirty (30) days’ written notice, cease all activities at the Hotel and thereafter have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

D.    After the notice is given, and within sixty (60) days after the effective date of such termination, Manager shall be paid any and all fees or expenses earned and due it pursuant to this Agreement, and Manager shall cooperate with Owner in the orderly transfer of management to Owner or Owner’s designated agent and deliver to Owner all funds and accounts controlled by Manager and all books and records with respect to the Hotel, including, without limitation, all employment and benefits information. In addition, Manager shall deliver to Owner the following:

(i)    A final accounting, reflecting the balance of income and expenses for the Hotel as of the date of termination, to be delivered within thirty (30) days of such termination;
(ii)    Any balance of monies of Owner held by Manager with respect to the Hotel or the business or affairs of Owner, to be delivered immediately upon termination;
(iii)    All motorized vehicles used in connection with the operation of the Hotel and paid for by Owner, together with all registration and title documentation necessary to transfer such vehicles to Owner or its nominee, to be delivered immediately upon termination; and
(iv)    With the exception of Hotel Guest Data or other information that is proprietary to Manager (but inclusive of Owner’s Materials not otherwise owned by Manager), all written and digital data and materials relating to the Hotel records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Hotel or the business or affairs of Owner, to be delivered immediately upon termination. Upon the expiration or earlier termination of this Agreement, Manager shall assist with the generation of a set of hotel termination reports (which may contain Hotel Guest Data or other proprietary information of Manager) that will, among other things, allow Owner to honor existing reservations and hotel bookings. During and after the Term, Owner shall (x) comply with all legal requirements applicable to Hotel Guest Data, (y) provide at least the same level of privacy protection as is required by the relevant US-EU Safe Harbor Privacy Principles, located at http://www.export.gov/safeharbor, as they may be amended from time to time, with respect to Hotel Guest Data originating from the European Union or Switzerland that Owner receives from Manager, and (z) refrain from any action or inaction that could cause Manager to breach any legal requirements with respect to the Hotel Guest Data. The foregoing obligations of Owner which are imposed both during and after the Term shall survive the termination of this Agreement

E.
Upon termination of this Agreement for any reason, Manager shall (i) surrender (and assign, if permitted) to Owner or its nominee any and all leases, licenses, agreements, approvals, permits and/or other authorizations or property held by Manager on behalf of Owner, or Property Owner required and/or utilized for the operation of the Hotel in accordance with the directions of Owner and with applicable law and (ii) reasonably cooperate with any new manager retained by Owner in order to facilitate an orderly transition of the management of the Hotel provided that Manager shall not be required to deliver confidential or proprietary information to the incoming Manager except to the extent set forth in Section 11.4(D)(iv) above.

F.
Upon termination of this Agreement, Owner or its nominee shall be responsible for assuming obligations under contracts entered into in accordance with this Agreement or entered into by Manager only to the extent that any such contract shall have been approved in writing by Owner or by the terms of this Agreement and Owner shall be responsible for the payment of obligations incurred by Manager in the operation of the Hotel only to the extent that such obligations shall have been incurred pursuant to the Annual Business Plan or other written authorization of Owner, and Manager hereby agrees to indemnify, defend and hold Owner harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Owner.

G.
Notwithstanding any contrary provision of this Agreement, in connection with any termination of this Agreement, other than pursuant to an Owner termination notice that expressly requests Manager to comply with any Employee Termination Notice Requirements and specifies a termination date not less than fifteen (15) days plus the number of days necessary for Manager to comply with any Employee Termination Notice Requirements after the notice is delivered, Owner shall take, or shall cause to be taken, any and all action necessary with respect to hotel personnel (including rehiring, or causing to be rehired, the hotel personnel) so that Manager will not be required to comply with any Employee Termination Notice Requirements. Owner shall indemnify, defend and hold Manager harmless from and against any and all claims asserted against or incurred by Manager related to (i) hiring, discharging, offering to hire or failing to hire any of the hotel personnel; (ii) termination of the hotel personnel by reason of the termination of this Agreement; or (iii) Owner’s failure to take, or cause to be taken, the action necessary with respect to hotel personnel so that the Manager will not be required to comply with any Employee Termination Notice Requirements.

If an Owner termination notice expressly requests Manager to comply with any Employee Termination Notice Requirements or Manager is otherwise required to comply with any Employee Termination Notice Requirements, the termination date specified by any notice under this Article XI shall automatically be deemed extended, to the extent necessary, to the date equal to fifteen (15) days plus the number of days necessary for Manager to comply with any Employee Termination Notice Requirements. Manager may waive this automatic extension for any termination based on an Owner Event of Default, in which case Owner shall indemnify and hold Manager harmless from any and all claims asserted against or incurred by Manager as a result of any actual or alleged failure to comply with any Employee Termination Notice Requirements.
ARTICLE XII
REPRESENTATIONS AND COVENANTS

Section 12.1    Owner’s Representations. Owner covenants, represents and warrants as follows:

A.    Owner has a leasehold interest in the Hotel, and Owner has full power and authority to enter into this Agreement;

B.    The Hotel is zoned for use as a hotel, motor hotel or resort, and all necessary governmental and other permits and approvals for such use and for the food and beverage (including the sale and service of liquor, if applicable) operations of the Hotel have been obtained and are in full force and effect; and

C.    Throughout the Term of this Agreement, the Owner will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations under any lease or other concession, any deed of trust, mortgage or other security agreement (“Mortgage”), and any real estate taxes or assessments covering or affecting the Hotel, unless compliance with or payment thereof is, in good faith, being contested and enforcement thereof is stayed.

D.    Owner shall: (i) ensure that Manager is able to peaceably and quietly operate the Hotel free from molestation, eviction and disturbance by Owner or by any other person or persons claiming by, through or under Owner or its Affiliates; and (ii) undertake and prosecute all reasonable and appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operations by Manager; provided, however, this subsection shall not apply upon notice of termination provided to Manager pursuant to this Agreement.

E.
Owner is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

F.
This Agreement has been duly and validly executed and delivered by and on behalf of Owner, and, assuming the due authorization, execution and delivery thereof by and on behalf of Manager, constitutes a valid, binding and enforceable obligation of Owner enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

G.    Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Owner is a party or by which Owner is otherwise bound.

H.    Owner represents, warrants and covenants that neither it, nor its parent companies (or any of their respective directors, executive officers, and senior management) is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) as a “specially designated national or blocked person” (“SDNBP”) or similar status, (ii) owned or controlled by a SDNBP, (ii) owned or controlled by a SDNBP, (iii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iv) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (v) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (vi) a person acting on behalf of (A) a government of any country that is subject to an embargo by the United States government or (B) a SDNBP. Owner agrees that it will timely notify Manager in writing immediately upon obtaining actual or constructive knowledge of the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect.

I.	Anti-Bribery (Manager agrees that its sole remedy with respect to the violation of any of the following representations shall be termination of this Agreement):

i.
Owner and its Affiliates, subsidiaries, directors, officers, employees, representatives, consultants, agents and all other persons having a controlling interest in Owner or otherwise acting on its behalf (collectively, the “Owner Interested Parties”) shall, in connection with activities associated with this Agreement, comply with any applicable anti-corruption laws, including but not limited to, the U.S. Foreign Corrupt Practices Act, and (to the extent applicable to it/them) the U.K. Bribery Act (collectively, the “Anti-Corruption Laws”). In connection with any aspect of this Agreement, Owner represents, warrants and covenants, on a continuing basis, that neither Owner nor any Owner Interested Party has taken or shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Owner or Manager, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or giving of any other thing of value, regardless of form or amount, to any foreign or domestic Government Official to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Owner shall notify Manager in writing immediately upon becoming aware of the occurrence of any event which renders the foregoing representations, warranties and covenants of this paragraph incorrect.

ii.
Owner represents, warrants and covenants, on a continuing basis, that except as may otherwise be disclosed by Owner to Manager in writing, neither Owner nor other persons designated by Owner to act on its own behalf under this Agreement is a Government Official. Furthermore, to the extent that Owner becomes aware that any Government Official with a beneficial interest in this Agreement has used their status or position to secure any improper advantages for the benefit of the Hotel or has engaged in acts or transactions in violation of any applicable Anti-Corruption Laws, Owner shall promptly notify Manager, who shall, upon investigation into the matter, have the right to terminate this Agreement based on such actions or transactions in its reasonable discretion.

iii.
Owner represents, warrants and covenants, on a continuing basis, to Manager that funds received or paid in connection with Owner’s entry into or performance of this Agreement have not been and will not be derived from or commingled with the proceeds of any activities that are proscribed and punishable under the criminal laws of the United States, and that it is not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable Anti-Corruption Laws.

iv.
In the event that Manager has any basis for a reasonable belief that Owner may not be in compliance with any of the foregoing representations, warranties, covenants, undertakings, obligations or conditions set forth in this Section 12.1

(I), Manager shall promptly advise Owner of such belief and Owner shall cooperate with any and all reasonable information and other documentation requests, including requests for execution of certificates of compliance, and inquiries in connection therewith, and shall permit inspection at all reasonable times and upon reasonable prior notice of books and records pertaining to development, ownership and use of the Hotel.

Section 12.2     Manager’s Representations.

A.    Manager represents, warrants and covenants that neither it, nor its parent companies up to and including Hilton Worldwide, Inc. (or any of their respective directors, executive officers, and senior management) nor any employees at the Hotel is nor will become (i) a person designated by the OFAC as a SDNBP or similar status, (ii) owned or controlled by a SDNBP, (iii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iv) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (v) directly or indirectly owned or controlled (up to and including Hilton Worldwide, Inc.) by the government of any country that is subject to an embargo by the United States government; or (vi) a person acting on behalf of (A) a government of any country that is subject to an embargo by the United States government or (B) a SDNBP. Manager agrees that it will timely notify Owner in writing immediately upon obtaining actual or constructive knowledge of the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect. In addition, Manager will use commercially reasonable efforts to ensure that any third party provider of services at the Hotel as well as their officers and directors are not (1) the government of any country subject to an embargo imposed by the United States government, (2) an individual or entity located in or organized under the laws of a country that is subject to an embargo imposed by the United States Government, (3) individuals or entities ordinarily resident in any country subject to an embargo imposed by the United States Government, or (4) individuals or entities identified by a government or legal authority as persons with whom such service provider, the Hotel, Manager or Affiliates of Manager are prohibited or restricted from transacting business including persons designated under the OFAC List of SDNBPs (including terrorists and narcotics traffickers); and similar restricted party listings, including those maintained by other governments pursuant to United Nations, regional or national trade or financial sanctions.

B.    Anti-Bribery (though Owner agrees that its sole remedy with respect to the violation of any of the following representations shall be termination of this Agreement)

i.
Manager and its subsidiaries, directors, officers, employees, representatives, consultants, agents and any Hilton Affiliate having a controlling interest in Manager or otherwise acting on its behalf (collectively, the “Manager Interested Parties”) shall, in connection with activities associated with this

Agreement, comply with any applicable Anti-Corruption Laws. In connection with any aspect of this Agreement, Manager represents, warrants and covenants, on a continuing basis, that neither Manager nor any Manager Interested Party has taken or shall take any action, directly or indirectly, that may result in a violation of the Anti-Corruption Laws by Owner or Manager, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or giving of any other thing of value, regardless of form or amount, to any foreign or domestic Government Official to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business. Manager shall notify Owner in writing immediately upon becoming aware of the occurrence of any event which renders the foregoing representations, warranties and covenants of this paragraph incorrect.

ii.
Manager represents, warrants and covenants, on a continuing basis, that except as may otherwise be disclosed by Manager to Owner in writing, neither Manager nor other persons designated by Manager to act on its own behalf under this Agreement is a Government Official. Furthermore, to the extent that Manager becomes aware that any Government Official with a beneficial interest in this Agreement has used their status or position to secure any improper advantages for the benefit of the Hotel or has engaged in acts or transactions in violation of any applicable Anti-Corruption Laws, Manager shall promptly notify Owner, who shall, upon investigation into the matter, have the right to terminate this Agreement based on such actions or transactions in its reasonable discretion.

iii.
Manager represents, warrants and covenants, on a continuing basis, to Manager that funds received or paid in connection with Manager’s entry into or performance of this Agreement have not been and will not be derived from or commingled with the proceeds of any activities that are proscribed and punishable under the criminal laws of the United States, and that it is not engaging in this transaction in furtherance of a criminal act, including acts in violation of applicable Anti-Corruption Laws.

iv.
In the event that Owner has any basis for a reasonable belief that Manager may not be in compliance with any of the foregoing representations, warranties, covenants, undertakings, obligations or conditions set forth in this Section 12.2(B), Owner shall promptly advise Manager of such belief and Manager shall cooperate with any and all reasonable information and other documentation requests, including requests for execution of certificates of compliance, and inquiries in connection therewith, and shall permit inspection at all reasonable times and upon reasonable prior notice of books and records pertaining to management of the Hotel.

C.
Manager is a limited liability company validly existing and in good standing under the laws of the Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

D.
This Agreement has been duly and validly executed and delivered by and on behalf of Manager, and, assuming the due authorization, execution and delivery thereof by and on behalf of Owner, constitutes a valid, binding and enforceable obligation of Manager enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

E.
Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Manager is a party or by which Manager is otherwise bound.

ARTICLE XIII
ASSIGNMENT

Section 13.1    Assignment.

a.
Except as provided in Section 13.1(b) below, Owner shall not assign or transfer or permit the assignment or transfer of the Hotel or this Agreement or any direct or indirect beneficial ownership interest in Owner without Manager’s consent:

b.	Notwithstanding Section 13.1(a)above:

i.
Owner may otherwise sell, lease, or otherwise transfer or convey an interest in the Hotel or direct or indirect interest in Owner (and/or permit the same) if such sale, lease or other transfer or conveyance does not violate, and is effected in accordance with, the terms of the Franchise Agreement subject to (i) the cure of any existing defaults or events which would become defaults with the giving of notice and passage of time, including the payment in full at the closing of such sale or lease and assignment (the "Closing") of all unpaid obligations owed Manager and its Affiliates by Owner; (ii) receipt of evidence from the purchaser or tenant that insurance coverage, as required by Article X, is in full force and effect on the Closing date; and (iii) payment of the amount of any estimated fees and charges which shall accrue to Manager and its Affiliates through the Closing date, which amounts cannot be calculated in full prior to or at the Closing date. In the event Owner sells, leases, or otherwise transfers or conveys an interest in the Hotel in compliance with the terms hereof, and such transfer or conveyance results in a termination of the Owner

Management Agreement, Manager and Owner agree that as a condition to closing on such sale, lease, or other transfer, Owner shall be obligated (subject to any Owner termination right in this Agreement) to assign its interest in this Agreement to such permitted transferee, and such permitted transferee shall be obligated to assume Owner’s rights and obligations in this Agreement, pursuant to an assignment and assumption agreement reasonably acceptable to Manager. Upon such assignment, this Agreement shall be amended to (i) refer to such permitted transferee as “Owner” hereunder, (ii) remove any and all references to the Owner Management Agreement, Owner and, if applicable Property Owner, and (iii) otherwise amend any additional provision in this Agreement as may be necessary to reflect the assignment to the permitted transferee and termination of the Owner Management Agreement (including, by way of example, appropriate modifications to Section 3.1, Article X and this Section 13.1).

ii.
Manager’s consent to the assignment, sale or other transfer of this Agreement by Owner to a proposed transferee is subject to the conditions set forth in Section 13.1(b)(ii)(1) through (6) below all of which must be satisfied at or before the date of closing of such assignment, sale or other transfer. Owner shall give Manager at least ninety (90) days prior written notice of such assignment sale or other transfer and shall provide (and cause, to the extent reasonably requested by Manager, the transferee’s direct or indirect equity owners to provide) Manager with all reasonably requested information regarding the transferee, the transferee’s ownership structure and the proposed assignment, sale or other transfer. Manager will have sixty (60) days from its receipt of all reasonably requested information to consent or withhold Manager’s consent to such assignment, sale or other transfer. Manager’s condition to consent are as follows:

1.
The proposed transferee delivers to Manager an executed written instrument, reasonably satisfactory in form and substance to Manager, expressly assuming and agreeing to perform the terms and provisions of this Agreement;

2.	Owner is not in default of this Agreement or any other agreements with Manager or its Affiliates;

3.	Owner or the proposed transferee pays all amounts due to Manager and its Affiliates through the date of closing; of the transfer;

4.
Owner concludes, to Manager’s satisfaction, or provide adequate security for, any suit, action or proceeding pending or threatened against Owner, Manager or any Affiliate with respect to the Hotel which may result in liability on the part of Manager or its Affiliates

5.	the proposed transferee meets Manager’s then-current requirements for counterparties to our management agreements and is not, in any event, (1) an SDNBP or (2) a Competitor (as defined in the Franchise Agreement);

6.	the proposed transferee provides evidence that the insurance coverage, as required by Article X, is in full force and effect on the closing date of such transaction.

The voluntary or involuntary sale, assignment or transfer or other disposition, or transfer by operation of law (other than by will or intestate succession) of (a) any direct or indirect equity interest in Owner if, after such transaction, 25% or more of such direct or indirect equity interests in Owner will have changed hands since the Effective Date, or (b) a controlling interest in Owner (i.e. the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Owner, whether through the ownership of voting securities or by contract or otherwise), shall be deemed an assignment, sale or other transfer of this Agreement pursuant to this Section 13.1(b)(ii) and shall be subject to the same rights of Manager. Owner from time to time, upon written request of Manager, shall promptly furnish Manager with a list of the names and addresses of the owners of the capital stock, partnership interests or other proprietary interests in Owner, except that Owner shall not be obligated to provide information about the individual owners of interest in American Realty Capital Hospitality Trust, Inc., unless (i) such individual owner owns a direct or indirect interest in American Realty Capital Hospitality Trust, Inc. that equals or exceeds (in the aggregate) 10%, or (ii) such individual owner otherwise owns a controlling direct or indirect interest in American Realty Capital Hospitality Trust, Inc.

Notwithstanding the foregoing, neither any transfer of publicly traded stock nor any public offering of equity ownership interests in Owner or by its parent company or other owner of such party, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner shall be deemed to be an assignment, sale or other transfer under this Section 13.1.

c.
Except as set forth in the immediately following sentence, Manager shall not assign this Agreement without the prior written consent of Owner. Notwithstanding the foregoing, (1) Manager may, without Owner’s consent, assign this Agreement to: (a) any Affiliate of Manager; (b) any entity which may become an Affiliate as a result of a related and substantially concurrent transaction; (c) any successor or assign of Manager which may result from any merger, consolidation or reorganization involving Manager; or (d) a corporation or other entity which shall acquire all or substantially all of the business and assets of Manager, in each case to the extent such assignee has the ability to perform its obligations under this Agreement to substantially same level as Manager; and (2) Manager may assign any of its rights or obligations under this Agreement to a hotel management company approved by Owner (“Sub-Manager”), pursuant to a hotel management agreement (a “Sub-Management Agreement”). Upon any such assignment made pursuant to Section

13.1(c)(2) hereof, references herein to “Manager” shall be deemed to refer to Sub-Manager except to the extent that such a reference does not make sense (the parties’ intent being that although the Manager will remain ultimately responsible hereunder, Sub-Manager will undertake as many of Manager’s obligations and responsibilities as is feasible; Manager shall be the final arbiter of whether a particular reference to Manager does not include Sub-Manager).

ARTICLE XIV
TAXES

Section 14.1    Real Estate and Property Taxes. All real estate and ad valorem property taxes, assessments and similar charges on or relating to the Hotel during the term of this Agreement shall be paid by Owner, or Property Owner before any fine, penalty or interest is added thereto or lien placed upon the Hotel or this Agreement, unless payment thereof is, in good faith, being contested and enforcement thereof is stayed. Manager’s responsibilities specifically exclude the preparation, filing or contesting of these taxes.

Section 14.2    Tax Gross-Up. If any gross receipts, sales, use, excise or similar tax that is based upon gross income, revenues or reimbursables (collective a “Gross Receipts Tax”) is imposed upon Manager for the receipt of any reimbursements (including payroll reimbursements or amounts paid in respect of the Services) it receives from Owner under this Agreement, then Owner shall also pay Manager an amount equal to such tax. If any Gross Receipts Tax is imposed upon Manager for the receipt of any such reimbursements, the amount due for such reimbursements will be such that the net amount retained by Manager, after payment of such tax, equals the amount payable to Manager as if no Gross Receipts Tax has been imposed. For the avoidance of doubt, (i) Owner shall not be responsible for any gross-up described herein based on any Gross Receipts Tax imposed on the Base Management Fee or Incentive Fee and (ii) Owner shall not be responsible for Manager’s income tax, franchise capital based tax or similar tax that is imposed upon Manager in connection with the payment to Manager of any Base Management Fees or Incentive Fees pursuant to this Agreement.

ARTICLE XV
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 15.1    Indemnification and Limitation of Liability. Subject to Subsections 15.2 and 15.3, Owner shall indemnify, defend and hold Manager harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that Manager is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by Manager) that may be alleged, filed or imposed against Manager, or that Manager may incur, become responsible for or pay out for any reason related to the ownership or operation of the Hotel; provided, however, that in no event shall Owner’s indemnification obligations under this Subsection 15.1 extend to (a) Manager’s Grossly Negligent or Willful Acts or (b) an event of default by Manager under this

Agreement beyond all applicable cure periods. Notwithstanding the foregoing, without Owner’s prior approval, Manager shall not settle any employment-related case in which the Owner would be required to make a settlement payment in excess of $5,000.

Section 15.2    Manager’s Indemnification. Subject to Subsection 15.3, Manager shall indemnify defend and hold harmless Owner from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys’ fees and disbursements and any other amounts that Owner is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by Owner) that Owner may have alleged against it, incur, become responsible for or pay out by reason or to the extent caused by (i) Manager’s Grossly Negligent or Willful Acts or (ii) an event of default by Manager under this Agreement beyond all applicable cure periods.

Section 15.3    Imputed Acts. For the purposes of this Agreement, including Subsections 15.1 and 15.2, the act or omission of a Hotel employee who is not a member of the Executive Staff of the Hotel, which act or omission is willful or constitutes gross negligence on the part of such employee, shall not constitute gross negligence or willful misconduct on the part of Manager unless Manager’s Corporate Personnel, or a member of the Executive Staff of the Hotel, was grossly negligent in employing, training, supervising or continuing the employment of such employee. In no event shall the settlement by either in good faith of any claim brought by a third party (including Hotel employees) in connection with the ownership or operation of the Hotel be deemed to create any presumption of the validity of the claim, nor shall any such settlement be deemed to create any presumption that the acts or omissions giving rise to such claim constituted Manager’s Grossly Negligent or Willful Acts or an event of default by Manager under this Agreement beyond all applicable cure periods or a breach of any of Manager’s warranties and representations under this Agreement. Notwithstanding any contrary provision of this Article XV, Owner and Manager mutually agree for the benefit of each other to look first to the appropriate insurance coverages in effect pursuant to this Agreement in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability.

Section 15.4 Indemnification Procedure. Upon the occurrence of an event giving rise to indemnification, the party seeking indemnification shall notify the other party hereto and provide the other party hereto with copies of any documents reflecting the claim, damage, loss or expense. The party seeking indemnification is entitled to engage such attorneys and other persons to defend against the claim, damage, loss or expense, as it may choose subject to reasonable approval of the party providing indemnification. The party providing indemnification shall pay the reasonable charges and expenses of such attorneys and other persons on a current basis within twenty (20) days of submission of invoices or bills. If any claim, lawsuit or action (administrative or judicial) is maintained against Manager, Owner or the Hotel due to allegations or actions arising prior to the Term, Owner shall bear full and complete responsibility for the defense of the Hotel, the Owner, the Manager, specifically including all legal fees and necessary and attendant expenses for the vigorous defense and representation of the interests of the Manager (for pre-trial, trial and appellate proceedings), the Hotel and the Owner. Owner shall support and pay for all legal fees and representations necessary to remove Manager from any claim, action (administrative or judicial), or lawsuit covered by this provision.

Section 15.5    Definitions. For purposes of this Article XV:

a.	“Corporate Personnel” shall mean personnel from the corporate offices of Manager and/or its Affiliates who perform activities in connection with the services provided by Manager under this Agreement.

b.	“Executive Staff” shall mean the general manager and director of sales of the Hotel.

c.
“Manager’s Grossly Negligent or Willful Acts” shall mean any gross negligence, willful misconduct or fraud committed by Manager, its Affiliates, the Corporate Personnel or any of the Executive Staff of the Hotel in the performance of Manager’s duties under this Agreement.

Section 15.6    Survival. The provisions of this Article XV shall survive the termination of this Agreement.

ARTICLE XVI
MISCELLANEOUS

Section 16.1    Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Manager or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 16.2    Agency. The relationship of Owner and Manager shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of, or pledge the credit of, the other. Manager’s agency established by this Agreement may not be terminated by Owner except in accordance with the terms hereof. THIS AGREEMENT IS FOR THE BENEFIT OF, ON THE ONE HAND, OWNER AND PROPERTY OWNER; AND, ON THE OTHER HAND, MANAGER, AND SHALL NOT CREATE THIRD PARTY BENEFICIARY RIGHTS IN ANY OTHER PERSON OR ENTITY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

Section 16.3    Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 16.4    Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the state in which the Hotel is located.

Section 16.5    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and assigns, and shall be binding and inure to the benefit of Manager and its permitted assigns.

Section 16.6    Arbitration. In the event a dispute should arise concerning the interpretation or application of any of the provisions of this Agreement, the parties agree the dispute shall be submitted to arbitration of the American Arbitration Association except as modified by this Section 16.6. The Arbitration Tribunal shall be formed of three (3) Arbitrators each of which shall have at least ten (10) years’ experience in hotel operation, management or ownership, one (1) to be appointed by each party and the third (3rd) to be appointed by the American Arbitration Association. The arbitration shall take place in Dallas, Texas and shall be conducted in the English language. The arbitration award shall be final and binding upon the parties hereto and subject to no appeal, and shall deal with the question of costs of arbitration and all matters related thereto. Arbitration expenses shall not be an expense in determining Gross Operating Profit. Judgment upon the award rendered may be entered into any court having jurisdiction, or applications may be made to such court for an order of enforcement.

Section 16.7    Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 16.8    Force Majeure. If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including the revocation of any material license or permit necessary for the operation contemplated in this Agreement where such revocation is not due to Manager’s fault, or any other causes beyond the control of Manager shall, in Manager’s reasonable opinion, have a significant adverse effect upon the operations of the Hotel, then Manager shall be entitled to terminate this Agreement with respect to the affected Hotel or Hotels upon sixty (60) days’ written notice from the date of such event; provided, however, such termination shall not be effective if the event giving rise to the termination has been cured to the reasonable satisfaction of Manager within such sixty (60) day period.

Section 16.9    Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or by Federal Express or other similar overnight mail service, return receipt requested:

To Owner:

[______________________]
c/o American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Jonathan Mehlman

with a copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

To Manager:

American Realty Capital Hospitality Grace Portfolio, LLC
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102
Attention: General Counsel

with copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

or at such other address as from time to time designated by the party receiving the notice.

Section 16.10    Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

Section 16.11    Time. Time is of the essence with respect to this Agreement.

Section 16.12    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, attorneys’ fees.

Section 16.13    Complimentary Rooms. Without Owner’s approval, (1) complimentary rooms provided to the general managers at the Hotel in connection with relocation shall not exceed sixty (60) days per relocation and (2) complimentary rooms provided to other manager-level employees at the Hotel in connection with relocation shall not exceed thirty (30) days per relocation.

Section 16.14    Subordination. This Agreement shall be subordinate to any mortgage encumbering the Hotel, and Manager agrees to enter into a lender-manager agreement with respect to the Hotel, which agreement shall contain reasonable lender-manager provisions, including, without limitation, Manager’s acknowledgment that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to any mortgage encumbering the Hotel, including providing (a) any lender the right to terminate this Agreement (or to cause the Owner to terminate this Agreement) upon an event of default under any such mortgage financing and (b) any purchaser of the Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the lender or such purchaser, Manager shall not look to the lender for payment of such fees, reimbursements or indemnification payments and Manager’s right to receive such fees, reimbursements or indemnification payments shall be subordinated to the lender’s rights and (b) if this Agreement is not terminated by the lender or such purchaser, then such fees, reimbursements or indemnification payments shall be payable by the lender or such purchaser).

Section 16.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 16.16     Limitation on Remedies. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY TO THE CONTRARY NOTWITHSTANDING, IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES (INCLUDING ANY EXPERT OR ARBITRATION PROCEEDING) ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR IN ANY MANNER PERTAINING TO THE HOTEL OR TO THE RELATIONSHIP OF THE PARTIES HEREUNDER, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY HERETO ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (BUT DOES NOT WAIVE THE RIGHT, POWER OR PRIVILEGE TO CLAIM OR RECOVER ACTUAL DAMAGES), EACH PARTY ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, AND OTHER REMEDIES AT LAW AND IN EQUITY, SHALL IN ALL CIRCUMSTANCES BE ADEQUATE (INCLUDING THE RIGHT TO RECOVER ACTUAL DAMAGES). THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES (INCLUDING ANY EXPERT OR ARBITRATION PROCEEDING) AND FOR ALL CAUSES OF ACTION OR THEORIES OF LIABILITY, WHETHER FOR BREACH OF THIS AGREEMENT OR FOR VIOLATION OF ANY OTHER DUTY OWING BY EITHER PARTY TO THE OTHER WHICH MAY IN ANY WAY RELATE

TO MANAGER'S MANAGEMENT OR OPERATION OF THE HOTEL. BOTH PARTIES FURTHER ACKNOWLEDGE THAT THEY ARE EXPERIENCED IN NEGOTIATING AGREEMENTS OF THIS SORT, HAVE HAD THE ADVICE OF COUNSEL IN CONNECTION HEREWITH, AND HAVE BEEN ADVISED AS TO, AND FULLY UNDERSTAND, THE NATURE OF THE WAIVERS CONTAINED IN THIS ARTICLE 16. Furthermore, if Manager breaches any agency duty, Owner shall not be entitled to: (a) disgorgement, forfeiture or restitution of any compensation paid by Owner to Manager; (b) disgorgement, forfeiture or restitution of any benefit received by Manager in connection with any transaction on behalf of Owner or the Hotel unless the monetary value of such benefit could have been calculated and passed through to Owner in a commercially reasonable manner; (c) divestiture of any financial or other interest held by Manager; or (d) any relief that does not take into account the benefits received by Owner from the services provided by Manager.

Section 16.17     Time Period for Claim. Except as otherwise prohibited or limited by legal requirements, any failure, neglect or delay of a party to assert any breach or violation of any legal or equitable right arising from or in connection with this Agreement constitutes a waiver of such right and precludes the exercise or enforcement of any legal or equitable remedy arising from such breach or violation, unless written notice specifying such breach or violation is provided to the other party within twenty-four (24) months after the later of: (i) the date of such breach or violation; and (ii) the date of discovery of the facts (or the date the facts could have been discovered, using commercially reasonable diligence) giving rise to such breach or violation. Such written notice shall not toll any applicable statute of limitations.

Section 16.18     Legal Proceedings. Notwithstanding anything in this Article XVI to the contrary, the parties have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) preserving or protecting the proprietary information of Manager; (ii) emergency or injunctive relief; or (iii) enforcement of the dispute resolution provisions of this Agreement; or (iv) enforcement of the decision and/or award by any Expert or arbitrator.

Section 16.19 Limitations on Fiduciary Duties.
(a)    The relationship between the parties is that of principal, in the case of Owner, and agent, in the case of Manager. Nothing in this Agreement constitutes, or be construed to constitute or create, a partnership, joint venture or lease between Owner and Manager with respect to the Hotel.
(b)    This Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency (except as expressly provided for in this Agreement), and shall establish and create only duties and obligations enforceable against the parties. It is the intent and desire of the parties that any liability between them shall be based solely on principles of contract law and the express provisions of this Agreement. To the extent any duties, fiduciary or otherwise, that exist or may be implied for any reason whatsoever, including those resulting from the relationship between the parties, and including all duties of loyalty, good faith, fair dealing, care, full disclosure, or any other duty deemed to exist under the common law principles of agency or otherwise, but specifically excluding corporate personnel’s handling of Owner’s funds and the covenant of good faith and fair dealing (unless the Agreement specifically states that a party may perform a duty or obligation in that party’s sole discretion) (collectively, “Implied Fiduciary Duties”), are inconsistent with, or would have the effect of modifying, limiting or restricting, the express provisions of this Agreement, the terms of this Agreement prevail.
(c)    For purposes of assessing Manager’s duties and obligations under this Agreement, and subject to Section 16.19, the parties acknowledge that the terms and provisions of this Agreement and the duties and obligations set out in this Agreement are intended to satisfy any fiduciary duties which may exist between the parties. The parties also hereby unconditionally and irrevocably waive and release any right, power or privilege either may have to claim or receive from the other party any punitive, exemplary, statutory, or treble damages or any incidental or consequential damages with respect to any breach of the Implied Fiduciary Duties. Furthermore, Owner specifically consents to all transactions and conduct by Manager and its Affiliates described in this Agreement, including those set out below, and waives any Implied Fiduciary Duties which Manager may owe to Owner now, or which may arise in the future, in connection with such transactions or conduct.
(i)    Except as provided in the Franchise Agreement, Manager and its Affiliates may establish or engage in any business of any kind or participate in any investment of any kind, whether using any of the proprietary information of Manager, at any location, in Manager’s sole discretion. Furthermore, Manager and its Affiliates may exercise such rights even though these businesses or investments may directly or indirectly compete with the Hotel, with Owner or its Affiliates, or with any other business or investment of Owner or its Affiliates.
(ii)    Subject to the provisions of this Agreement, Manager may elect to use the services of its Affiliates in fulfilling its obligations under this Agreement, as specifically described in this Agreement.
(iii)    Subject to the provisions of this Agreement, Manager and its Affiliates may receive the fees, charges and reimbursements specifically described in this Agreement in connection with the provision of its management services and its Services to the Hotel and for other Managed Hotels.
(iv)    Subject to the provisions of this Agreement, Manager and its Affiliates may receive the payments, fees, commissions and reimbursements from vendors in connection with Manager’s purchasing services described in this Agreement for the Hotel and for other Managed Hotels.
(v)    Subject to the provisions of this Agreement, Manager is permitted to use the funds in the Hotel Accounts for the purposes described in this Agreement (including payment to Manager or its Affiliates of all fees, charges and reimbursements described in this Agreement) which expenditures may be in excess of amounts described in the Annual Business Plan and which may be made in the order of priority determined by Manager in its sole discretion.

(vi)    Subject to the provisions of this Agreement, Manager is permitted to institute, prosecute and settle the legal actions or proceedings in its name or in the name of Owner as described in this Agreement, so long as the cost of such legal action or proceeding does not exceed $25,000.
(vii)    Subject to the provisions of this Agreement, Manager has the right to determine all hotel personnel policies, including transferring hotel personnel of the Hotel to other properties owned, operated or licensed by Manager from time to time.
(viii)    Subject to the provisions of this Agreement, Manager has the authority to negotiate and make agreement with any labor unions and enter into or amend or modify in any material respect any collective bargaining agreements with labor unions in connection with the Hotel, as described in this Agreement.
Owner acknowledges and agrees that its consent to the transactions and conduct by Manager described in this Agreement, including those specifically set out above, and its waiver of any Implied Fiduciary Duties otherwise owed by Manager: (A) has been obtained by Manager in good faith; (B) is made knowingly by Owner based on its adequate informed judgment as a sophisticated party after seeking the advice of competent and informed counsel; and (C) arises from the Owner’s knowledge and understanding of the specific transactions and actions or inactions of operators that are normal, customary, and reasonably expected in the hotel industry generally, and also arises from those specific transactions and action or inactions of Manager that are normal, customary and reasonably expected by Owner under this Agreement (“Customary Actions”).
(d)    Owner and Manager acknowledge that: (i) during the Term changes in applicable legal requirements regarding the law of agency, or other law potentially affecting the rights of parties to a contract like the Agreement, are likely to occur; and (ii) such changes may result in the customary actions constituting conduct which may be interpreted as a violation of a fiduciary duty owed by Manager to Owner. In such event, at the request of either party then subject to any limitations in applicable legal requirements that would prohibit such an action, the parties shall execute an amendment to this Agreement to incorporate such conduct in the specific list of permitted transactions and conduct of Manager set out above, it being the specific intent of the parties that the express terms of this Agreement shall govern and control the rights, duties and obligations of the parties throughout the Term. Further, nothing in this Agreement is deemed to constitute a waiver or the right of either party to object to a future change in applicable legal requirements as an ex post facto law.
Section 16.20     Confidentiality. Except as provided below, all matters disclosed in the negotiation of this Agreement and the matters set forth in this Agreement are strictly confidential. Manager and its Affiliates may use information obtained through the operation of the Hotel in the operation of other hotels provided that such use is not to Owner’s material detriment. Owner and Manager shall otherwise keep strictly confidential all information of a proprietary or confidential nature about or belonging to either party or to any Affiliate of either party to which the other party gains or has access by virtue of the relationship between Owner and Manager. Except as disclosure may be required to obtain the advice of professionals or consultants, or in furtherance of a permitted or proposed assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority or tribunal or otherwise to comply with legal requirements (including reporting requirements applicable to public companies), Owner and Manager shall make every effort to ensure that such information is not disclosed to the press or to any other third person without the prior consent of the other party. The obligations set forth in this Section 16.20 shall survive any termination or expiration of this Agreement. In addition, nothing contained in this Section 16.20 shall restrict the ability of Owner to disclose financial or operating results for the Hotel to any Mortgagee or other lender providing financing to the Hotel, to any investor in Owner or any of its Affiliates or any potential purchaser of the Hotel.

Section 16.21 Environmental Matters.

A.    For purposes of this Section 16.21, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring, or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees, or employees of the Hotel.
B.    Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, unless Owner’s advance written consent has been received, Manager shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel.

Section 16.22     Equity and Debt Offerings. Neither Owner nor Manager (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s Affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein. Notwithstanding any of the foregoing, Property Owner, its Affiliates, AR Capital, LLC, Realty Capital Securities, LLC, or any lender making a loan secured by the Hotel (individually and collectively, a “Disclosing Party”) may reference Manager as the manager of the Hotel in any Prospectus, provided such

Disclosing Party shall not disclose anything other than the name of the Manager (without the use of any proprietary marks or materials) without the prior written consent of Manager (not to be unreasonably withheld).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

WITNESS:                    OWNER:

[OWNER], a Delaware limited liability company

By:
Name:
Title:

[ONWER], a Delaware limited liability company

By:
Name:
Title:

WITNESS:                    MANAGER:

HOSPITALITY GRACE PORTFOLIO, LLC, a Delaware limited liability company

By:

Signature Page